Exhibit 8

ELLOMAY CAPITAL LTD.

List of Subsidiaries as of December 31, 2016
Name of Subsidiary	Percentage of Ownership	Jurisdiction of Incorporation

Ellomay Clean Energy Ltd.	100%	Israel
Ellomay Clean Energy LP	100%	Israel
Ellomay Luxemburg Holdings S.àr.l.	100%	Luxemburg
Ellomay PV One S.r.l.	100%[1]	Italy
Ellomay PV Two S.r.l.	100%[1]	Italy
Ellomay PV Five S.r.l.	100%[1]	Italy
Ellomay PV Six S.r.l.	100%[1]	Italy
Ellomay PV Seven S.r.l. (formerly Energy Resources Galatina S.r.l.)	100%[1]	Italy
Pedale S.r.l.	100%[1]	Italy
Luma Solar S.r.l.	100%[1]	Italy
Murgia Solar S.r.l.	100%[1]	Italy
Soleco S.r.l	100%[1]	Italy
Technoenergy S.r.l	100%[1]	Italy
Ellomay Spain S.L.	100%[1]	Spain
Rodríguez I Parque Solar, S.L	100%[1]	Spain
Rodríguez II Parque Solar, S.L.	100%[1]	Spain
Seguisolar S.L.	100%[1]	Spain
Ellomay Water Plants Holdings (2014) Ltd.	100%	Israel
Ellomay Manara (2014) Ltd.	100%[2]	Israel
Ellomay Pumped Storage (2014) Ltd.	75%[2]	Israel
Chasgal Elyon Ltd.	75%[3]	Israel
Agira Sheuva Electra, L.P.	75%[3]	Israel
Groen Gas Goor B.V.	51%[1]	The Netherlands
Groen Goor, Independent Power Plant B.V.	51%[4]	The Netherlands
___________________________

1.	Held by Ellomay Luxemburg Holdings S.àr.l.

2.	Held by Ellomay Water Plants Holdings (2014) Ltd.

3.	Held by Ellomay Manara (2014) Ltd.

4.	Wholly-owned by Groen Gas Goor B.V.